NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 04, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 22, 2021, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the business reorganization which became effective on September 22, 2021, each share of Common Stock of Macquarie Infrastructure Corporation (Old MIC) was deemed to represent one (1) share of Common Units of Macquarie Infrastructure Holdings, LLC (New MIC) on a share-for-share basis. This Form 25 was filed only for the removal from listing on the NYSE of the Common Stock of Macquarie Infrastructure Corporation (Old MIC), and not a termination of registration of the Common Units of Macquarie Infrastructure Holdings, LLC (New MIC) under Section 12(b) of the Exchange Act.